Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS FOURTH QUARTER
AND RECORD FULL YEAR EARNINGS
Record full year revenues of $18.9 billion, up $1.4 billion
MIAMI (December 20, 2018) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income for the full year 2018 of $3.2 billion, or $4.44 diluted EPS, compared to $2.6 billion, or $3.59 diluted EPS, for the prior year. Full year 2018 adjusted net income of $3.0 billion, or $4.26 adjusted EPS, was higher than adjusted net income of $2.8 billion, or $3.82 adjusted EPS, for the full year 2017. Adjusted net income excludes for the full year 2018 unrealized gains and losses on fuel derivatives and other net gains, totaling $123 million in net gains and for the full year 2017 unrealized gains and losses on fuel derivatives of $227 million in net gains and impairments and other net charges of $390 million. Revenues for the full year 2018 were $18.9 billion, $1.4 billion higher than the $17.5 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We delivered strong fourth quarter earnings and record adjusted fourth quarter earnings to top off a record breaking year. In 2018, we grew net cruise revenue (constant currency) over five percent, achieving the highest revenue yields (constant currency) in our company’s history, and producing double-digit adjusted earnings growth despite a significant drag from fuel and currency. More importantly, we achieved double-digit return on invested capital in line with the target we established five years ago. I thank our 120,000 team members around the globe who encountered multiple headwinds and still delivered for our shareholders a more than doubling of return on invested capital in just five years, as well as our valued travel agent partners whose strong support enabled these record results.”
Key information for the fourth quarter of 2018 compared to the fourth quarter of 2017:

•
U.S. GAAP net income for 4Q 2018 of $494 million, or $0.71 diluted EPS, compared to $546 million or $0.76 diluted EPS, for the prior year. On an adjusted basis, 4Q 2018 net income of $492 million, or $0.70 EPS, compared to net income of $452 million, or $0.63 EPS, for the prior year. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other net charges, totaling $2 million in net gains for 4Q 2018 and $94 million of net gains for 4Q 2017.

•
Gross cruise revenues for 4Q 2018 of $4.4 billion compared to $4.2 billion for the prior year, an increase of 4.3 percent. In constant currency, net cruise revenues of $3.7 billion compared to $3.5 billion, an increase of 6.1 percent.

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 1.9 percent. In constant currency, net revenue yields increased 3.7 percent for 4Q 2018, better than September guidance of up 1.5 to 2.5 percent.

•
Gross cruise costs including fuel per ALBD increased 2.4 percent. In constant currency, net cruise costs excluding fuel per ALBD decreased 0.5 percent, compared to September guidance of down 1.0 to 2.0 percent.

•	Changes in fuel prices (including realized fuel derivatives) and currency exchange rates decreased earnings by $0.13 per share.
Highlights during the fourth quarter included the delivery of Holland America Line’s Nieuw Statendam in November 2018. The company acquired a minority interest in CSSC Carnival Cruise Shipping Limited, a China-based cruise company which will operate its own fleet designed to serve the Chinese market. In connection with the acquisition, Costa Cruises announced the sale to the joint venture of Costa Atlantica, which will leave the fleet by the end of 2019, followed by Costa Mediterranea at a later date. Carnival Cruise Line announced a dry dock that will transform Carnival Victory to Carnival Radiance, representing the final phase of an extensive fleet enhancement program. Also during the quarter, the company’s CSMART Academy was recognized for excellence in maritime safety training by SAFETY4SEA, further validating the company’s commitment to safety as its top priority.

2019 Outlook
At this time, cumulative advance bookings for full year 2019 are considerably ahead of the prior year at prices that are in line with the prior year. Pricing on bookings taken since September has been running in line on a comparable basis to the prior year while booking volumes are significantly higher compared to the prior year. As a result, even with higher capacity, there is less inventory remaining for sale than at the same time last year.
Donald commented, “Based on continued strength in underlying fundamentals, we are poised to deliver another year of strong revenue and earnings growth, with booking volumes running significantly ahead of our higher capacity growth and net revenue yields expected to exceed last year’s record levels (constant currency). We remain committed to driving demand in excess of measured capacity growth to continue the momentum into 2019 and beyond.”
Based on current booking trends, the company expects full year 2019 constant currency net cruise revenues to be up approximately 5.5 percent, with capacity growth of 4.6 percent, and net revenue yields in constant currency expected to be up approximately 1.0 percent compared to the prior year. The company expects full year net cruise costs excluding fuel per ALBD in constant currency to be up approximately 0.5 percent compared to the prior year. Changes in fuel prices (including realized fuel derivatives) and currency exchange rates are expected to increase earnings by $0.14 per share compared to the prior year. Voyage cancellations due to the delayed delivery of AIDAnova have impacted 2019 earnings by $0.04 per share.
Taking the above factors into consideration, the company expects full year 2019 adjusted earnings per share to be in the range of $4.50 to $4.80, compared to 2018 adjusted earnings per share of $4.26.
Donald added, “Based on the foundation we have put in place we are well positioned to continue to drive shareholder returns as we execute along a path toward growing earnings and return on invested capital over time. We remain committed to the continued distribution of cash to shareholders through increasing dividends, currently totaling $1.4 billion annually, and opportunistic share repurchases, which have reached $4.6 billion since late 2015."
First Quarter 2019 Outlook
First quarter constant currency net revenue yields are expected to be flat with the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the first quarter of 2019 are expected to increase by approximately 2.0 percent compared to the prior year. Changes in fuel prices (including realized fuel derivatives) and changes in currency exchange rates compared to prior year are expected to decrease earnings by $0.03 per share. Based on the above factors, the company expects adjusted earnings per share for the first quarter 2019 to be in the range of $0.40 to $0.44 versus 2018 adjusted earnings per share of $0.52.

Selected Key Forecast Metrics

	Full Year 2019		First Quarter 2019
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx (1.0)%	Approx 1.0%	Approx (3.0)%	Approx Flat
Net cruise costs excl. fuel / ALBD	Approx (1.0)%	Approx 0.5%	Approx (0.5)%	Approx 2.0%

	Full Year 2019	First Quarter 2019
Fuel cost per metric ton consumed	$435	$438
Fuel consumption (metric tons in thousands)	3,335	840
Currencies (USD to 1)
AUD	$0.72	$0.72
CAD	$0.75	$0.75
EUR	$1.14	$1.14
GBP	$1.27	$1.27
RMB	$0.15	$0.15

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2018	2017	2018	2017
Net income (in millions)	$494	$546	$3,152	$2,606
Adjusted net income (in millions) (a)	$492	$452	$3,029	$2,770
Earnings per share-diluted	$0.71	$0.76	$4.44	$3.59
Adjusted earnings per share-diluted (a)	$0.70	$0.63	$4.26	$3.82
(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2018 fourth quarter and full year results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Together, the corporation’s cruise lines operate 105 ships with 242,000 lower berths visiting over 700 ports around the world, with 20 new ships scheduled to be delivered through 2025. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
With a long history of innovation and providing guests with extraordinary vacation experiences, Carnival Corporation has received thousands of industry awards - including recognition by the Consumer Technology Association™ as a CES® 2019 Innovation Awards Honoree for OceanMedallion™. A revolutionary wearable device that contains a proprietary blend of communication technologies, OceanMedallion enables the world's first interactive guest experience platform transforming vacation travel on a large scale into a highly personalized level of customized service. The prestigious CES Innovation Awards honor outstanding design and engineering in consumer technology products.
Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com, and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	Adverse world events impacting the ability or desire of people to travel may lead to a decline in demand for cruises

•
Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters may impact the satisfaction of our guests and crew and lead to reputational damage

•
Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax may lead to litigation, enforcement actions, fines, penalties, and reputational damage

•
Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and lead to reputational damage

•	Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction

•	Increases in fuel prices and availability of fuel supply may adversely impact our scheduled itineraries and costs

•	Fluctuations in foreign currency exchange rates may adversely impact our financial results

•	Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales and pricing

•	Geographic regions in which we try to expand our business may be slow to develop or ultimately not develop how we expect

•	Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2018	2017	2018	2017
Revenues
Cruise
Passenger ticket	$3,236	$3,131	$13,930	$12,944
Onboard and other	1,170	1,093	4,679	4,330
Tour and other	50	35	272	236
	4,456	4,259	18,881	17,510
Operating Costs and Expenses
Cruise
Commissions, transportation and other	590	578	2,590	2,359
Onboard and other	153	149	638	587
Payroll and related	552	555	2,190	2,107
Fuel	453	330	1,619	1,244
Food	261	257	1,066	1,031
Other ship operating (a)	693	718	2,807	3,010
Tour and other	39	31	180	163
	2,741	2,617	11,089	10,501
Selling and administrative	656	616	2,450	2,265
Depreciation and amortization	506	477	2,017	1,846
Goodwill and trademark impairment	—	—	—	89
	3,903	3,710	15,556	14,701
Operating Income	552	548	3,325	2,809
Nonoperating Income (Expense)
Interest income	4	2	14	9
Interest expense, net of capitalized interest	(47)	(48)	(194)	(198)
(Losses) gains on fuel derivatives, net (b)	(2)	54	59	35
Other income, net	1	3	3	11
	(44)	12	(118)	(143)
Income Before Income Taxes	508	560	3,207	2,666
Income Tax Expense, Net	(14)	(14)	(54)	(60)
Net Income	$494	$546	$3,152	$2,606
Earnings Per Share
Basic	$0.71	$0.76	$4.45	$3.61
Diluted	$0.71	$0.76	$4.44	$3.59

Dividends Declared Per Share	$0.50	$0.45	$1.95	$1.60
Weighted-Average Shares Outstanding - Basic	698	720	709	723
Weighted-Average Shares Outstanding - Diluted	699	722	710	725

(a)	Includes $304 million of ship impairment charges in the twelve months ended November 30, 2017.

(b)
During the three months ended November 30, 2018 and 2017, our (losses) gains on fuel derivatives, net include net unrealized gains of $4 million and $93 million and realized (losses) of $(6) million and $(39) million, respectively. During the twelve months ended November 30, 2018 and 2017, our gains on fuel derivatives, net include net unrealized gains of $94 million and $227 million and realized (losses) of $(35) million and $(192) million, respectively.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	November 30,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$982	$395
Trade and other receivables, net	358	312
Inventories	450	387
Prepaid expenses and other	436	502
Total current assets	2,225	1,596
Property and Equipment, Net	35,336	34,430
Goodwill	2,925	2,967
Other Intangibles	1,176	1,200
Other Assets	738	585
	$42,401	$40,778
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$848	$485
Current portion of long-term debt	1,578	1,717
Accounts payable	730	762
Accrued liabilities and other	1,654	1,877
Customer deposits	4,395	3,958
Total current liabilities	9,204	8,800
Long-Term Debt	7,897	6,993
Other Long-Term Liabilities	856	769

Shareholders' Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 656 shares at 2018 and 655 shares at 2017 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2018 and 2017 issued	358	358
Additional paid-in capital	8,756	8,690
Retained earnings	25,066	23,292
Accumulated other comprehensive loss	(1,949)	(1,782)
Treasury stock, 129 shares at 2018 and 122 shares at 2017 of Carnival Corporation and 48 shares at 2018 and 32 shares at 2017 of Carnival plc, at cost	(7,795)	(6,349)
Total shareholders' equity	24,443	24,216
	$42,401	$40,778

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2018	2017	2018	2017
STATISTICAL INFORMATION
ALBDs (in thousands) (a) (b)	21,246	20,762	83,872	82,303
Occupancy percentage (c)	104.5%	103.6%	106.9%	105.9%
Passengers carried (in thousands)	3,014	3,010	12,407	12,130
Fuel consumption in metric tons (in thousands)	837	823	3,296	3,286
Fuel consumption in metric tons per thousand ALBDs	39.4	39.7	39.3	39.9
Fuel cost per metric ton consumed	$541	$400	$491	$378
Currencies (USD to 1)
AUD	$0.72	$0.78	$0.75	$0.77
CAD	$0.77	$0.80	$0.78	$0.77
EUR	$1.15	$1.18	$1.18	$1.12
GBP	$1.30	$1.32	$1.34	$1.28
RMB	$0.14	$0.15	$0.15	$0.15

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,113	$1,024	$5,549	$5,322
Capital expenditures	$966	$648	$3,749	$2,944
Dividends paid	$352	$290	$1,355	$1,087

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
For the three months ended November 30, 2018, compared to the three months ended November 30, 2017, we had a 2.3% capacity increase in ALBDs comprised of a 4.9% capacity increase in our NAA segment and a 1.8% capacity decrease in our EA segment.

Our NAA segment’s capacity increase was caused by:

•	Full period impact from one Carnival Cruise Line 3,960-passenger capacity ship that entered into service in April 2018

•	Full period impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

Our EA segment’s capacity decrease was caused by:

•	Full period impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Full period impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

In 2018 compared to 2017, we had a 1.9% capacity increase in ALBDs comprised of a 2.9% capacity increase in our NAA segment and a 0.2% capacity increase in our EA segment.

Our NAA segment’s capacity increase was caused by:

•	Partial period impact from one Princess Cruises 3,560-passenger capacity ship that entered into service in April 2017

•	Partial period impact from one Carnival Cruise Line 3,960-passenger capacity ship that entered into service in April 2018

•	Partial period impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

These increases were partially offset by the partial period impact from one P&O Cruises (Australia) 1,550-passenger capacity ship removed from service in April 2017.

Our EA segment’s capacity increase was caused by:

•	Partial period impact from one AIDA 3,290-passenger capacity ship that entered into service in June 2017

This increase was partially offset by

•	Partial period impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Partial period impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

(c)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except yields)	2018	2018 Constant Dollar	2017	2018	2018 Constant Dollar	2017
Passenger ticket revenues	$3,236	$3,271	$3,131	$13,930	$13,684	$12,944
Onboard and other revenues	1,170	1,180	1,093	4,679	4,627	4,330
Gross cruise revenues	4,406	4,451	4,224	18,609	18,311	17,274
Less cruise costs
Commissions, transportation and other	(590)	(596)	(578)	(2,590)	(2,526)	(2,359)
Onboard and other	(153)	(154)	(149)	(638)	(630)	(587)
	(743)	(750)	(727)	(3,228)	(3,156)	(2,946)
Net passenger ticket revenues	2,646	2,675	2,553	11,340	11,158	10,585
Net onboard and other revenues	1,017	1,025	944	4,041	3,997	3,744
Net cruise revenues	$3,663	$3,700	$3,497	$15,381	$15,155	$14,329
ALBDs	21,245,942	21,245,942	20,761,913	83,872,441	83,872,441	82,302,887

Gross revenue yields	$207.38	$209.48	$203.42	$221.87	$218.32	$209.88
% increase	1.9%	3.0%		5.7%	4.0%
Net revenue yields	$172.42	$174.17	$168.42	$183.38	$180.69	$174.10
% increase	2.4%	3.4%		5.3%	3.8%
Net passenger ticket revenue yields	$124.55	$125.91	$122.96	$135.21	$133.03	$128.62
% increase	1.3%	2.4%		5.1%	3.4%
Net onboard and other revenue yields	$47.87	$48.27	$45.46	$48.17	$47.65	$45.48
% increase	5.3%	6.2%		5.9%	4.8%

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except yields)	2018	2018 Constant Currency	2017	2018	2018 Constant Currency	2017
Net passenger ticket revenues	$2,646	$2,682	$2,553	$11,340	$11,137	$10,585
Net onboard and other revenues	1,017	1,027	944	4,041	4,008	3,744
Net cruise revenues	$3,663	$3,709	$3,497	$15,381	$15,145	$14,329
ALBDs	21,245,942	21,245,942	20,761,913	83,872,441	83,872,441	82,302,887

Net revenue yields	$172.42	$174.58	$168.42	$183.38	$180.57	$174.10
% increase	2.4%	3.7%		5.3%	3.7%
Net passenger ticket revenue yields	$124.55	$126.23	$122.96	$135.21	$132.79	$128.62
% increase	1.3%	2.7%		5.1%	3.2%
Net onboard and other revenue yields	$47.87	$48.35	$45.46	$48.17	$47.78	$45.48
% increase	5.3%	6.4%		5.9%	5.1%

(See Explanations Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except costs per ALBD)	2018	2018 Constant Dollar	2017	2018	2018 Constant Dollar	2017
Cruise operating expenses	$2,702	$2,726	$2,587	$10,910	$10,740	$10,338
Cruise selling and administrative expenses	650	656	613	2,422	2,385	2,250
Gross cruise costs	3,352	3,382	3,200	13,332	13,125	12,588
Less cruise costs included above
Commissions, transportation and other	(590)	(596)	(578)	(2,590)	(2,526)	(2,359)
Onboard and other	(153)	(154)	(149)	(638)	(630)	(587)
Gains (losses) on ship sales and impairments	—	—	1	38	34	(298)
Restructuring expenses	(1)	(1)	—	(1)	(1)	(3)
Other	(1)	(1)	—	(2)	(2)	—
Net cruise costs	2,607	2,630	2,474	10,139	10,000	9,341
Less fuel	(453)	(453)	(330)	(1,619)	(1,619)	(1,244)
Net cruise costs excluding fuel	$2,154	$2,177	$2,144	$8,521	$8,382	$8,097
ALBDs	21,245,942	21,245,942	20,761,913	83,872,441	83,872,441	82,302,887

Gross cruise costs per ALBD	$157.76	$159.20	$154.07	$158.96	$156.49	$152.94
% increase	2.4%	3.3%		3.9%	2.3%
Net cruise costs excluding fuel per ALBD	$101.39	$102.48	$103.26	$101.59	$99.93	$98.37
% (decrease) increase	(1.8)%	(0.8)%		3.3%	1.6%

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except costs per ALBD)	2018	2018 Constant Currency	2017	2018	2018 Constant Currency	2017
Net cruise costs excluding fuel	$2,154	$2,182	$2,144	$8,521	$8,385	$8,097
ALBDs	21,245,942	21,245,942	20,761,913	83,872,441	83,872,441	82,302,887

Net cruise costs excluding fuel per ALBD	$101.39	$102.71	$103.26	$101.59	$99.98	$98.37
% (decrease) increase	(1.8)%	(0.5)%		3.3%	1.6%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions, except per share data)	2018	2017	2018	2017
Net income
U.S. GAAP net income	$494	$546	$3,152	$2,606
Unrealized (gains) losses on fuel derivatives, net	(4)	(93)	(94)	(227)
(Gains) losses on ship sales and impairments	—	(1)	(38)	387
Restructuring expenses	1	—	1	3
Other	1	—	8	—
Adjusted net income	$492	$452	$3,029	$2,770
Weighted-average shares outstanding	699	722	710	725

Earnings per share
U.S. GAAP earnings per share	$0.71	$0.76	$4.44	$3.59
Unrealized (gains) losses on fuel derivatives, net	(0.01)	(0.13)	(0.13)	(0.31)
(Gains) losses on ship sales and impairments	—	—	(0.05)	0.53
Restructuring expenses	—	—	—	—
Other	—	—	0.01	—
Adjusted earnings per share	$0.70	$0.63	$4.26	$3.82

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2018 periods’ currency exchange rates have remained constant with the 2017 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•
The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.